Bridge Bancorp Inc. Announces Stock Repurchase Program

Bridgehampton, NY February 16th, 2000

Bridge Bancorp Inc., the holding company for The Bridgehampton National Bank announced that its Board of Directors approved a stock repurchase today. The Company has purchased 20,000 shares on the open market, which represents approximately .6% of the Company's 4,257,597 outstanding shares.

Thomas J. Tobin, President and Chief Executive Officer stated that the Board of Directors and management are committed to growing long term value for the Company stockholders and believe the repurchase of common stock represents a sound investment of Company funds. The repurchased shares will be used for general corporate purposes.